Exhibit 99.1

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Timothy J. Lathe	Shelley J. Seifert
	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA - (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

ALLEN BLAKE RETIRING FROM BOARD OF DIRECTORS OF FIRST BANKS, INC. AND ITS SUBSIDIARY, FIRST BANK

St. Louis, Missouri, September 3, 2015. After three decades of extraordinary leadership and dedicated service, Allen Blake has announced his retirement from the Board of Directors of First Banks, Inc. and its subsidiary, First Bank, effective September 1, 2015. Mr. Blake served as a director of First Banks, Inc. from 1988 until March 2007 and rejoined the Board of Directors in December 2008. In addition to his Board service, Mr. Blake had a highly impactful career with First Banks spanning from 1984 until his retirement in 2007 serving in multiple leadership roles, including Chief Financial Officer and Chief Operating Officer before being named President in 1999 and Chief Executive Officer in 2003.
“Allen’s dedicated and expert service on the Board has helped to move the Bank forward,” said James F. Dierberg, Chairman. “His numerous contributions, solid judgment and decision making combined with years of quality leadership have been invaluable to First Banks. Allen will be greatly missed.”
About First Banks, Inc.
The Company had assets of $6.10 billion at June 30, 2015 and currently operates 123 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company’s website at www.firstbanks.com.